A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                                               March 4, 1996

To the Shareholders of Alexander & Baldwin, Inc.:

     The 1996 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 25, 1996 AT 10:00 A.M. You are invited to attend, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 1995, and our future plans and expectations.

     WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                              Sincerely,

                              /s/ JOHN C. COUCH

                              JOHN C. COUCH
                              Chairman of the Board,
                              President and Chief Executive Officer

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 25, 1996, at 10:00 a.m., Honolulu time, for the following purposes:

     1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2.   To elect auditors for the ensuing year; and

     3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 16, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                              By Order of the Board of Directors

                              /s/ MICHAEL J. MARKS


                              MICHAEL J. MARKS
                              Vice President, General
                              Counsel and Secretary


March 4, 1996

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                PROXY STATEMENT


GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 25, 1996 and at any adjournment or postponement thereof (the "Annual Meeting"). A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy, or by voting in person at the Annual Meeting.

     Only shareholders of record at the close of business on February 16, 1996 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 45,317,043 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote will be necessary for the election of directors and election of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.

     Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc., New York, New York, and Skinner & Co., San Francisco, California, to assist in the solicitation of proxies at a combined cost of $11,000, plus reasonable out-of-pocket expenses.

     This proxy statement and the enclosed proxy are being mailed to shareholders on or about March 4, 1996.




ELECTION OF DIRECTORS

     Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

     The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual shareholders' meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In connection with a special meeting of shareholders called for the purpose of electing directors, the Bylaws require a shareholder's nomination notice to be given not later than 10 days after the date on which notice of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     NOMINEES. The nominees of the Board of Directors are the ten persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

     The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during the last five years, and the year each first was elected or appointed a director.

Nominee, year nominee first     Principal occupation, information as to other
became a director, and age      positions with A&B, and other directorships

------------------------------------------------------------------------------

Michael J. Chun                 President, The Kamehameha Schools,
1990                            Honolulu, Hawaii (educational institution)
52                              since June 1988; Vice President and
                                Secretary, ParEn, Inc., Honolulu, Hawaii
                                (environmental engineering services) from
                                January 1985 until June 1988; Director of
                                Bank of Hawaii.


John C. Couch                   Chairman of the Board of A&B since April
1985                            1995; Chief Executive Officer of A&B since
56                              April 1992; President of A&B since April
                                1991; Chief Operating Officer of A&B from
                                April 1991 until April 1992; Chairman of the Board of A&B's subsidiary, A&B-Hawaii, Inc. ("ABHI"), since April 1995; Chief
                                Executive Officer of ABHI since April 1989;
                                President of ABHI from April 1989 until
                                April 1995; Chairman of the Board of A&B's subsidiary, Matson Navigation Company, Inc.
                                ("Matson"), since April 1995; prior to
                                April 1989 held various executive officer positions with A&B, Matson and Matson's subsidiaries; Director of First Hawaiian,
                                Inc. and First Hawaiian Bank.

Leo E. Denlea, Jr.              Chairman of the Board and Chief Executive
1987                            Officer, Farmers Group, Inc., Los Angeles,
64                              California (insurance) since September 1986
                                and President of Farmers Group, Inc. from
                                September 1986 until December 1995;
                                Director of B.A.T. Industries, p.l.c.

Walter A. Dods,                 Chairman of the Board and Chief Executive
Jr.                             Officer of First Hawaiian, Inc. and its
1989                            subsidiary, First Hawaiian Bank, Honolulu,
54                              Hawaii (banking) since September 1989.

Charles G. King                 President, King Auto Center, Lihue, Kauai,
1989                            Hawaii (automobile dealership) since
50                              October 1995; Vice President, Kuhio Motors,
                                Inc., Lihue, Kauai, Hawaii (automobile
                                dealership) from December 1983 to October
                                1995.

Carson R. McKissick             Managing Director, The Corporate Development
1971                            Company, Los Angeles, California (financial)
63                              advisory services) since July 1991; Vice
                                President, Citibank, Los Angeles, California
                                (banking and financial services) from
                                December 1987 until June 1991; Director of
                                Triangle Pacific Corp.

C. Bradley Mulholland           Chief Executive Officer of Matson since
1991                            April 1992; President of Matson since
54                              May 1990; Chief Operating Officer of Matson
                                from July 1989 until April 1992; Executive
                                Vice President of Matson from September 1987 until May 1990; prior to September 1987 held various executive officer positions with
                                Matson.

Robert G. Reed III              Business consultant; Director of BHP
1986                            Petroleum (oil exploration and production)
68                              from November 1992 until August 1994;
                                President, Chief Executive Officer and
                                Director of Pacific Resources, Inc.,
                                Honolulu, Hawaii (petroleum refining and gas service) from May 1985 until November 1992 and Chairman of the Board of Pacific
                                Resources, Inc. from January 1986 until
                                November 1992; Director of First Hawaiian
                                Bank.

Maryanna G. Shaw                Private investor.
1980
57

Charles M. Stockholm            Managing Director, Trust Company of the
1972                            West, San Francisco, California (investment
63                              management services) since June 1986.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     COMMITTEES. The Board of Directors, which held eight meetings during 1995, has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating or similar committee; the full Board of Directors performs that function.

     The current members of the Audit Committee, which held three meetings during 1995, are Mr. McKissick, Chairman, Ms. Shaw, and Messrs. Chun, Denlea and Dods. The Audit Committee meets from time to time with A&B's independent auditors and has general responsibility for reviewing the accounting and auditing affairs of A&B.

     The current members of the Compensation and Stock Option Committee, which held six meetings during 1995, are Mr. Stockholm, Chairman, and Messrs. King and Reed. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

     COMPENSATION OF DIRECTORS. Directors who are not employees of A&B receive an annual retainer of $16,000 and an additional $3,000 if also serving as Chairman of a Board committee. All directors receive an attendance fee of $700 per meeting. In addition, attendance fees of $700 and $600 per meeting are paid to A&B directors serving as chairmen and members, respectively, of Board committees. All A&B directors serve as directors of A&B's ABHI and Matson subsidiaries. Directors of ABHI and Matson receive attendance fees of $700 per ABHI or Matson Board meeting. Outside directors may defer up to 100 percent of their annual retainer and meeting fees until retirement or until such earlier
date as they may select.   No directors have deferred such fees.

     Under A&B's Non-Employee Director Stock Option Plan ("Director Plan"), approved by the shareholders at the 1989 Annual Meeting, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically will be granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as a non-employee director of A&B. The option price per share is the average mean between the highest and lowest sale price per share of common stock for the five consecutive trading days prior to the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable 6 months after the grant date. At the 1995 Annual Meeting held on April 27, 1995, options to purchase 3,000 shares of A&B common stock at an exercise price of $22.05 per share were granted to each of the eight non-employee directors. As of February 16, 1996, no options granted under the Director Plan have been exercised.

     A&B maintains life insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its directors who are not A&B employees. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. Under the retirement plan, a director who has 5 or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over 5 years.

     Until March 31, 1995, Mr. R. J. Pfeiffer served as Chairman of the Boards of, and consultant to, each of A&B, Matson and ABHI, pursuant to a consulting agreement with A&B. Consistent with Mr. Pfeiffer's decision not to stand for re-election to the Board at the 1995 Annual Meeting, and to step down as Chairman of the Boards of A&B, Matson and ABHI effective March 31, 1995,
Mr. Pfeiffer's consulting agreement was not extended or renewed beyond its March 31, 1995 expiration date. During the term of such consulting agreement, Mr. Pfeiffer's annual base consulting fee was $450,000 and he received certain other benefits and amounts under various A&B plans in addition to the retirement and pension benefits to which he was entitled.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than 5 percent of A&B's common stock outstanding on February 16, 1996, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents.
Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                       Amount of        Percent of
of Beneficial Owner              Beneficial Ownership     Class
---------------------            --------------------   ----------

Southeastern Asset                 4,471,407 (b)            9.9
  Management, Inc.
6075 Poplar Avenue
Suite 900
Memphis, Tennessee
38119

First Hawaiian Bank (a)            2,627,182 (c)            5.8
P. O. Box 3200
Honolulu, Hawaii  96847

The Harry and Jeanette             2,271,079 (d)            5.0
   Weinberg Foundation/Estate
   of Harry Weinberg
3900 North Charles Street
Baltimore, Maryland  21218

----------

(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Compensation Committee Interlocks and Insider Participation" below.

(b) As reported in Amendment No. 4 to Schedule 13G dated February 1, 1996 (the "13G Amendment") filed with the Securities and Exchange Commission. According to the 13G Amendment, such shares are owned legally by invest-ment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with South-eastern having sole dispositive power over all such shares and sole voting power over 4,274,007 of such shares. In addition, according to the 13G Amendment, (i) investment advisory clients of Southeastern own an aggregate of 1,130,600 shares (2.5% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power, and (ii) Longleaf Partners Fund ("Longleaf"), an investment company, owns 1,565,000 shares (3.5% of A&B's outstanding common stock) over which Longleaf has sole dispositive and voting power. Southeastern is Longleaf's investment counsel.

(c) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi-tive power - 1,925,964 shares, sole voting and dispositive power - 600,601 shares, sole voting and shared dispositive power - 5,360 shares, sole dispositive power only - 1,800 shares, and shared dispositive power only - 5,500 shares. First Hawaiian Bank's trust department holds 87,957 shares over which it has neither voting nor dispositive power.

(d) Such shares consist of 1,651,140 shares owned by The Harry and Jeanette Weinberg Foundation ("Foundation"), and 619,939 shares owned by the Estate of Harry Weinberg ("Estate"). A&B has been informed by representatives of the Foundation and the Estate that each entity disclaims beneficial ownership of the shares owned by the other entity. The number of shares disclosed above does not represent an increase during the past year in the aggregate number of shares owned by the Foundation and the Estate; the increase in their combined percentage of outstanding shares is due to the reduction in total shares outstanding.
----------

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 16, 1996 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group (including one advisory director) and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number                  Amount of Beneficial         Percent of
   in Group                     Ownership (a)(b)(c)            Class
-----------------------         --------------------         ----------

Michael J. Chun                       18,394                     --
John C. Couch                        592,883                    1.3
Leo E. Denlea, Jr.                    22,600                     --
Walter A. Dods, Jr.                   19,047                     --
Charles G. King                       23,885                     --
Carson R. McKissick                   26,000                     --
C. Bradley Mulholland                342,062                    0.8
Robert G. Reed III                    22,000                     --
Maryanna G. Shaw                     943,543                    2.1
Charles M. Stockholm                  23,000                     --
W. Allen Doane                       116,132                    0.3
David G. Koncelik                     39,675                    0.1
Glenn R. Rogers                      162,538                    0.4
22 Directors, Nominees
   and Executive officers          5,261,473                   11.2
   as a Group (d)
----------

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 42,200. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Except as noted in footnote (d) below, amounts do not include shares beneficially owned in a fiduciary capacity by trust com-panies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,627,182 shares, The Wallace Alexander Gerbode Founda-tion, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 1,000 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 394 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 37,678 shares, Ms. Shaw - 76,613 shares, Mr. Rogers - 1,038 shares, and directors, nominees and executive officers as a group - 1,689,985 shares, and (ii) sole voting power only, as follows:
     Mr. Couch - 1,718 shares, Mr. Mulholland - 2,070 shares, Mr. Rogers - 1,643 shares, and directors, nominees and executive officers as a group - 11,413 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 3, 1996 through the exercise of stock options, as follows:
     Mr. Couch - 438,800, Mr. Mulholland - 271,000, Mr. Rogers - 144,000,
     Mr. Doane - 100,000, Mr. Koncelik - 36,000, Ms. Shaw and Messrs. Denlea, King, McKissick, Reed and Stockholm - 21,000 each, Messrs. Chun and Dods - 18,000 each, and directors, nominees and executive officers as a group - 1,671,712.

(d) Includes 2,257,196 shares beneficially owned by Alexander C. Waterhouse, an advisory director of A&B, of which 1,543,102 shares also are bene-ficially owned by First Hawaiian Bank in a fiduciary capacity. Mr. Waterhouse served as a director of A&B from 1974 to 1984. He did not stand for election as a director at the end of that period because he had reached the mandatory retirement age under A&B's Bylaws. The Board of Directors has elected Mr. Waterhouse as an advisory director and, as such, he is entitled to attend and participate in meetings of the Board and to receive director's compensation, but he has no vote.
----------


     Section 16(a) of the Securities Exchange Act of 1934 requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that during fiscal 1995 its directors and executive officers filed on a timely basis all reports required to be filed under Section 16(a), except that Mr. Reed was required to file a Form 4 on or before November 10, 1995 with respect to a transfer of 1,000 shares, but such transfer was reported on a Form 5 filed on February 12, 1996.

     CERTAIN RELATIONSHIPS AND TRANSACTIONS. Pursuant to A&B's employee relocation policy applicable to all full-time salaried, non-bargaining unit personnel, on January 11, 1995, A&B purchased the former Washington, D.C. residence of an executive officer of A&B for $1,530,000, which was the fair market value as determined by averaging the amounts of two real estate appraisals obtained by A&B. On February 2, 1996, A&B sold the residence to an unaffiliated third party for fair market value at the time of its sale, resulting in a net price of $1,183,736.

EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"). The amounts shown in the Summary Compensation Table include only compensation earned during the years in which the named executive officers served as executive officers.



                                          SUMMARY COMPENSATION TABLE


                                                                                  Long-Term Compensation
                                                                         ----------------------------------------
                                            Annual Compensation                   Awards                Payouts
                                       -----------------------------     --------------------------   -----------

        (a)                      (b)     (c)         (d)        (e)         (f)             (g)            (h)         (i)
                                                               Other                                                   All
                                                               Annual                    Securities                   Other
                                                               Compen-   Restricted      Underlying     LTIP Pay-    Compen-
     Name and                                                  sation       Stock        Options/SARs  outs ($)(7)  sation ($)(9)
Principal Position               Year  Salary($)  Bonus($)(3)  ($)(5)    Awards ($)(6)        (#)
--------------------------       ----  ---------  -----------  ------    -------------   ------------  -----------   ------------


John C. Couch                    1995   590,000     60,021(4)   7,551       152,903         75,000       41,952(8)     73,117
Chairman of the Board,           1994   540,000    267,000(4)   4,145       356,100         70,000       89,100(8)     82,067
President and Chief Executive    1993   490,000    220,027(4)   1,809       375,300         70,000       85,814(8)     75,297
Officer of A&B

C. Bradley Mulholland            1995   416,000     42,541(4)   4,565       125,176         45,000       41,034(8)     47,930
President and Chief              1994   392,500    128,000(4)   3,496       266,250         40,000       49,500(8)     55,982
Executive Officer of Matson      1993   367,606    102,528(4)   1,764       253,875         45,000       66,786(8)     51,973

W. Allen Doane                   1995   282,333     40,037(4)   2,808        86,187         30,000       17,526(8)     14,399
President and Chief              1994   259,000     68,750(4)   2,859       144,975         25,000       27,900(8)     18,389
Operating Officer of ABHI        1993   238,500     68,791(4)   2,984       140,250         30,000       24,750(8)     15,026

David G. Koncelik (1)            1995   235,000     27,518(4)       0        41,232         24,000            0             0
President and Chief Executive    1994   235,000     82,160(4)       0        30,810         12,000            0        16,685
Officer of California and        1993     ---        ---         ---          ---            ---           ---          ---
Hawaiian Sugar Company, Inc.

Glenn R. Rogers (2)              1995   218,000     42,541(4)   4,153        93,679         30,000       20,030(8)     34,323
Vice President, Chief Financial  1994   205,000     64,950(4)   3,346       129,225         25,000       21,200(8)     37,760
Officer and Treasurer of A&B     1993   189,038     57,876(4)   1,968       131,625         17,000       29,903(8)     35,114


----------

(1) Mr. Koncelik became an executive officer effective January 1994. In accordance with applicable requirements, this table does not include information with respect to Mr. Koncelik's compensation prior to 1994.

(2) Mr. Rogers became an executive officer effective April 1993. In accordance with applicable requirements, this table includes information with respect to Mr. Rogers' compensation during 1993 prior to the time he became an executive officer.

(3) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan").

(4) Represents a portion of the named executive officers' award under the One-Year Plan. The named executive officers elected to receive the balance of their One-Year Plan award in restricted stock, the value of which is included in column (f).

(5) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of
     (i) A&B's payments for the cost of personal excess liability insurance, and (ii) personal use of company automobiles. It does not include the aggregate amount of perquisites received by each named executive officer, which for each fiscal year in question was less than the lesser of $50,000 or 10% of reported salary and bonus.

(6) Represents (i) amount of One-Year Plan award elected to be received in stock in respect of awards earned for the fiscal year identified in column
     (b), (ii) amount of award under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") elected to be received in stock in respect of awards earned for the three-year plan cycle ending with and including the fiscal year identified in column (b), and (iii) additional stock awarded in the discretion of the Compensation and Stock Option Committee ("Committee") in respect of the foregoing stock elections, valued at 50% of the amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. All shares are subject to the A&B Restricted Stock Bonus Plan, which provides that if the named executive officer leaves A&B's employ (for any reason other than retirement, death or disability) within three years after the award, the shares are subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. Shares subject to such repurchase right may not be sold or transferred until such right lapses. As of December 31, 1995, the number and value (based upon a $23.00 per share closingprice of A&B's common stock on such date) of shares of restricted stock held by the named executive officers are as follows: Mr. Couch - 31,723 shares ($729,629); Mr. Mulholland - 22,637 shares ($520,651);
     Mr. Doane - 12,405 shares ($285,315); Mr. Koncelik - 1,432 shares ($32,936); and Mr. Rogers - 11,326 shares ($260,498). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(7) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(8) Represents a portion of the named executive officers' award under the Three-Year Plan. The named executive officers elected to receive the balance of their Three-Year Plan award in restricted stock, the value of which is included in column (f).

(9) "All Other Compensation" for 1995 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Couch - $7,650,
     Mr. Mulholland - $7,650, Mr. Doane - $7,650, and Mr. Rogers - $7,650);
     (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive addi-tional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Couch - $22,440, Mr. Mulholland - $13,566, Mr. Doane - $6,749, and Mr. Rogers - $3,468);
     (iii) amounts contributed by A&B for the accounts of the named executive officers under the A&B Executive Survivor/Retirement Benefit Plan, pursuant to which executives selected by the Chief Executive Officer of A&B receive benefits in lieu of coverage over $50,000 which otherwise would be provided under A&B's group life insurance program (Mr. Couch - $26,227, Mr. Mulholland - $10,614, and Mr. Rogers - $23,205); and (iv)
     director fees (Mr. Couch - $16,800 and Mr. Mulholland - $16,100).
----------

OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1989 Stock Option/Stock Incentive Plan during 1995 to the named executive officers.

                              OPTION/SAR GRANTS IN LAST FISCAL YEAR

                         INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------
                        Number of        Percent of Total
                        Securities       Options/SARs        Exercise
                        Underlying          Granted to       or Base                         Grant Date
                       Options/SARS         Employees         Price                         Present Value
   Name                 Granted (#)       in Fiscal Year     ($/share)    Expiration Date      ($)(b)
---------------        ------------      ----------------    ---------    ---------------   -------------

John C. Couch            75,000(a)            14.2%            21.75      January 24,2005      470,250


C. Bradley Mulholland    45,000(a)             8.5%            21.75      January 24, 2005     282,150


W. Allen Doane           30,000(a)             5.7%            21.75      January 24, 2005     188,100


David G. Koncelik        24,000(a)             4.5%            21.75      January 24, 2005     150,480


Glenn R. Rogers          30,000(a)             5.7%            21.75      January 24, 2005     188,100


----------

(a) Options granted on January 25, 1995 under the 1989 Stock Option/Stock Incentive Plan ("1989 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options became exercisable one year after the date of grant. No stock appreciation rights were granted with these options.
     Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exer-cisability of options under the 1989 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant, and options may be surrendered for a cash distribution per share equal to the difference between the fair market value of the option share (or, if greater, the change in control consideration paid per share) and the exercise price.

(b) Based on an option pricing model proposed by A&B's independent compensation consultant that projects future gains from stock options. This option pricing model modifies the Black-Scholes model by using the average stock price volatility for a broad range of stocks and converting the results into explicit price growth assumptions consistent with the Capital Asset Pricing Model ("CAP-M"). The assumptions used in this pricing model are as follows: (i) the market value of A&B stock increases at a uniform rate of 10% compounded annually, (ii) stock options will be exercised five years from the date of grant, (iii) projected future gains are discounted back to the date of grant using a 15% discount rate, and
     (iv) the resulting current dollar values are further discounted by 5% to take into account the probability the stock options will be forfeited as a result of executives' termination of employment within one year of the grant date. This option pricing model makes no explicit assumptions about A&B's future dividend yields, but the CAP-M price growth and discount factors implicitly assume an average dividend yield of between 2% and 3% for the broad market. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.
----------

     OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning the number and value of unexercised options held as of December 31, 1995. No options were exercised during 1995 by the named executive officers.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                             Number of Securities              Value of Unexercised
                            Underlying Unexercised                 In-the-Money
                                Options/SARs At                    Options/SARs
                                   FY-End (#)                    At FY-End ($)(b)
                           ----------------------------   -----------------------------

    Name                   Exercisable    Unexercisable   Exercisable     Unexercisable
--------------             -----------    -------------   -----------     -------------

John C. Couch              363,800 (a)        75,000         22,868           93,750


C. Bradley Mulholland      226,000            45,000              0           56,250



W. Allen Doane              70,000            30,000              0           37,500


David G. Koncelik           12,000            24,000              0           30,000


Glenn R. Rogers            114,000            30,000              0           37,500


----------
(a) Of this number, an option representing 56,317 shares was granted with tandem stock appreciation rights ("SARs") entitling the option holder, subject to the approval of the Compensation and Stock Option Committee, to surrender the portion of the option having tandem SARs for a distribution, in cash or in shares of A&B common stock, equal to the difference between (i) the fair market value of the shares at the time the option is exercised and (ii) the aggregate option price payable for such shares.

(b) Based on the closing market price of A&B common stock on December 31, 1995 ($23.00 per share), minus the exercise price.
----------


     LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1995 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 1996 and ending 1998. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each operating unit, and for each individual participant. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the award of each participant is reduced proportionately. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. A participant who elects to take stock may be awarded, in the Committee's discretion, as a premium, additional shares of common stock, valued at up to 50 percent of the amount of the award the parti-cipant has elected to take in stock. Both the premium and non-premium shares of A&B stock are subject to the A&B Restricted Stock Bonus Plan, which provides that if the participant leaves A&B's employ (for any reason other than retire-ment, death or disability) within three years after the award, the participant may lose all right, title and interest in the premium shares, and the non-premium shares will be subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. Cash payments made under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year of payout, under column (h).

     Under the A&B Deferred Compensation Plan, participants may elect to defer up to 100% of cash amounts earned under the Three-Year Plan until retirement or other termination of employment, or an earlier date specified by the participant, and may elect to convert all or a portion (subject to specified limitations) of such deferred amounts into common stock-equivalent units that are valued on the basis of the fair market value of A&B stock. The balance of such deferred award will be credited with interest, compounded annually, at an annual rate equal to 1% above the New York Reserve Bank discount rate. Participants who convert all or part of a deferred award into common stock-equivalent units may, at the discretion of the Committee, be awarded as a premium up to 50% "bonus" common stock-equivalent units. If a participant leaves A&B's employ (for any reason other than retirement, death or dis-ability), then such participant will no longer have any right, title or interest in any bonus common stock-equivalent units awarded within three years prior to the date of termination, and the non-bonus common stock-equivalent units credited to the participant's account will be subject to conversion to cash at an amount equal to the lesser of the fair market value of A&B stock on the date of termination or the amount of the award that was converted to these non-bonus common stock-equivalent units.


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                      Estimated Future Payouts Under
                         Performance or Other         Non-Stock Price-Based Plans (2)
                         Period Until Matura-    -----------------------------------------
       Name               tion or Payout (1)     Threshold ($)    Target ($)    Maximum ($)
------------------       ---------------------   -------------    ----------    -----------
  John C. Couch           December 31, 1998        151,200         302,400       604,800


  C. Bradley Mulholland   December 31, 1998         89,300         178,600       357,200


  W. Allen Doane          December 31, 1998         49,550          99,100       198,200


  David G. Koncelik       December 31, 1998         54,600         109,200       218,400


  Glenn R. Rogers         December 31, 1998         44,100          88,200       176,400


----------
(1)  Performance period beginning January 1, 1996 and ending December 31, 1998.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards, up to a maximum of 50 percent, in restricted shares of A&B common stock, the Compensation and Stock Option Committee may, in its sole discretion, award additional restricted shares of A&B common stock valued at up to 50 percent of the amount of the awards elected to be taken in stock. See footnote (6) of the "Summary Compensation Table" above for additional information.
----------


     RETIREMENT PLAN. The A&B Retirement Plan for Salaried Employees, a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated monthly retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.


                               PENSION PLAN TABLE

   Remuneration                    Years of Service
   ------------   -----------------------------------------------
                     15         20        25       30       35
                  -------   -------   -------   -------   -------

   $  125,000     $ 2,753   $ 3,670   $ 4,588   $ 5,047   $ 5,506
      150,000       3,331     4,441     5,551     6,106     6,661
      175,000       3,909     5,212     6,515     7,166     7,818
      200,000       4,487     5,983     7,479     8,227     8,975
      250,000       5,643     7,524     9,406    10,347    11,287
      300,000       6,800     9,066    11,333    12,466    13,600
      400,000       9,112    12,149    15,187    16,706    18,224
      500,000      11,425    15,233    19,041    20,945    22,849
      600,000      13,737    18,316    22,895    25,185    27,474
      700,000      16,050    21,399    26,749    29,424    32,099
      800,000      18,362    24,483    30,604    33,664    36,725
      900,000      20,675    27,566    34,458    37,904    41,350
    1,000,000      22,987    30,649    38,312    42,143    45,974


     Retirement benefits are based on participants' average monthly compensa-tion in the 5 highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. Credited years of service as of March 1, 1996 for the persons named in the above Summary Compensation Table are: Mr. Couch - 19.5, Mr. Mulholland - 30.6, Mr. Doane - 4.9, Mr. Koncelik - 7.3, and Mr. Rogers - 20.6. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets.

     SEVERANCE AGREEMENTS. A&B has entered into severance agreements (the "Severance Agreements") with Messrs. Couch, Mulholland, Doane, Koncelik and Rogers in order to encourage their continued employment with A&B and Matson by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with seven other employees, including four other executive officers. Each Severance Agreement has an initial two-year term and is auto-matically extended at the end of each term for a successive one-year period unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connec-tion with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consultant firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

     The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B share-holders and on the executive officers' individual performances. For 1995, approximately 55% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

     Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors in 1994 approved stock ownership guide-lines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These recommended minimum levels range from ownership of A&B stock with a value of one times base salary to, in the case of the Chief Executive Officer, ownership of A&B stock with a value of five times base salary.

     An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

     Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from nearly 500 industrial companies, controlled for size and complexity. This survey data includes none of the four companies (other than A&B) included in the Dow Jones Marine Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Marine Transportation Index.

     Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensa-tion as one factor in its consideration of compensation matters, and will con-sider reasonable steps and alternatives to preserve the deductibility of compensation payments.

     In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1989 Stock Option/Stock Incentive Plan.

BASE SALARY

     Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data provided by its independent compensation consultant pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming years for executive officers in the diversified group of companies selected by its independent compensation consultant, but does not consider any specific corporate
performance factor.   For 1995, the base salaries of the Chief Executive
Officer and executive officers as a group were set to correspond to a range between the 25th and the 75th percentile of salaries in such diversified group. For 1996, management has decided there will be no base salary increases for the Chief Executive Officer and other executive officers who are participants in the One-Year Plan.

ANNUAL INCENTIVES

     The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1995 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (60%), corporate cash flow from operations (20%) and return on average total capital (20%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

     The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 10%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1993-1995 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (50%), corporate cash flow from operations (25%) and return on average total capital (25%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, cash flow from operations, revenue, cost reduction, cost of crops, and schedule integrity.

     Stock option grants under the 1989 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1995, the Committee approved a base salary increase for the Chief Executive Officer based on the Chief Executive Officer's performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the diversified group of companies selected by its independent compensation consultant. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. As stated previously, Mr. Couch will not receive a base salary increase for 1996. Mr. Couch's award under the Three-Year Plan for the 1993-1995 performance cycle was below target, reflecting below-target corporate profit before income tax, return on total capital and corporate cash flow from operations. Mr. Couch's award under the One-Year Plan for 1995 was below target, and the amount of the award was determined in the discretion of the Committee, based upon its judgment of Mr. Couch's performance for the plan year. Mr. Couch also received a stock option grant totaling 75,000 shares in 1995. That grant was based on an overall review of corporate performance in 1994, without focus on any specific corporate performance measure, and an assessment of Mr. Couch's past and expected contributions.

     The foregoing report is submitted by Mr. Stockholm (Chairman), and Messrs. King and Reed.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation and Stock Option Committee are Mr. Stockholm, Chairman, and Messrs. King and Reed. Since April 20, 1995,
Mr. Couch, Chairman of the Board, President and Chief Executive Officer of A&B, has served as a member of the Executive Compensation Committee of First Hawaiian, Inc. Mr. Dods, a director of A&B, is Chairman of the Board and Chief Executive Officer of First Hawaiian, Inc., and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

     First Hawaiian Bank (i) has a 29 percent participation in and is agent for a $155,000,000 revolving credit and term loan agreement with A&B and ABHI, under which $30,000,000 was outstanding at February 16, 1996, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($9,000,000 at February 16, 1996), when combined with First Hawaiian Bank's share of amounts drawn under the previously-described $155,000,000 revolving credit and term loan agreement, may not exceed $45,000,000, (iii) has 16.34 percent and 16.08 percent beneficial interests in trusts that hold 20 percent equity investments in the original hull and midbody improvements, respectively, of the S.S. Lurline, a vessel chartered to Matson for 25 years subject to an option to renew the charter for up to five years, which interests were received in consideration of an aggregate equity investment participation commitment of $2,040,500, (iv) has a 22.9 percent beneficial interest in a leveraged lease to lease containers to Matson, which interest was received in consideration of an aggregate equity investment participation commitment of $7,200,000, (v) has issued a $12,800,000 letter of credit on behalf of Matson for insurance security purposes, (vi) had a $25,000,000 line of credit with Matson Leasing Company, Inc. ("Matson Leasing") to support the issuance of letters of credit for container purchase purposes, which line of credit was terminated in June 1995, in connection with the sale of Matson Leasing, (vii) had a 30% participation in a $100,000,000 revolving credit facility with Matson Leasing, which facility terminated in July 1995, following the sale of Matson Leasing,
(viii) has a 40 percent participation in a $100,000,000 revolving credit facility with California and Hawaiian Sugar Company, Inc. ("C&H"), under which no amount was outstanding at February 16, 1996, and (ix) has a $10,000,000 line of credit with C&H to support the issuancef letters of credit, under which $7,555,709 was outstanding at February 16, 1996.


SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Marine Transportation Index. The Dow Jones Marine Transportation index is a published index consisting of five companies, including A&B. The Company has chosen also to include the Dow Jones Real Estate Investment Index in the comparison.

[GRAPH NOT INCLUDED IN ELECTRONIC PROXY FILING.  DATA POINTS ARE NOTED BELOW]

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                                 1990   1991    1992   1993   1994    1995
                                 ----   ----    ----   ----   ----    ----
Alexander & Baldwin, Inc.         100    131     119    134    115     124
S&P Composite - 500               100    130     140    155    157     215
DJ Marine Transportation          100    141     123    158    145     166
DJ Real Estate Investment         100    112     101    118    112     139

*$100 INVESTED ON DECEMBER 31, 1990 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.



ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.


OTHER BUSINESS

     The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 1997

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 4, 1996 in order to be considered for inclusion in the 1997 proxy statement and proxy.

                              By Order of the Board of Directors

                              /s/ MICHAEL J. MARKS

                              MICHAEL J. MARKS
                              Vice President, General
                              Counsel and Secretary

March 4, 1996


APPENDIX - PROXY CARD

                         ALEXANDER & BALDWIN, INC.
                 822 Bishop Street, Honolulu, Hawaii 96813


       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 1996
            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints J. C. Couch, W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 25, l996, and any adjournments thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

           (continued and to be signed on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.

Please mark your votes as indicated in this example  / X /

1.  Election of Directors (Check one box only):

    M. J. Chun, J. C. Couch, L. E. Denlea, Jr., W. A. Dods, Jr., C. G. King,
    C. R. McKissick, C. B. Mulholland, R. G. Reed III, M. G. Shaw,
    C. M. Stockholm.


    FOR all nominees                      WITHOUT AUTHORITY

    listed to the right:        to vote for all nominees listed to the right:
           __                                      __
         /__/                                    /__/

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR ALL NOMINEES" BOX TO THE LEFT AND WRITE THE NAME OF THE NOMINEE FOR WHOM YOU WISH TO WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)



2.  PROPOSAL TO ELECT DELOITTE & TOUCHE LLP
    as the auditors of the Corporation:

        FOR       AGAINST     ABSTAIN
          __        __         __
        /__/      /__/       /__/

3. In their discretion on such other matters as may properly come before the meeting or any adjournments thereof.


THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.



DATED: ________________________, 1996


PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:


______________________________________
             Signature


______________________________________
             Signature



IMPORTANT:  WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN.  WHEN SIGNING
AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.


PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.